UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  February 26, 2008

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES
CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK		10504
(Address of principal executive offices)		(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 (Other Events)

On February 26, 2008, IBM announced that its Board of Directors authorized additional funds for use in the company’s stock repurchase program.  The press release is Attachment I of this Form 8-K.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 26, 2008

	By:	/s/ Andrew Bonzani
Andrew Bonzani
Vice President,
Assistant General Counsel &
Assistant Secretary

ATTACHMENT I

IBM BOARD OF DIRECTORS AUTHORIZES $15 BILLION FOR STOCK REPURCHASE;

IBM RAISES FULL-YEAR EPS OUTLOOK

ARMONK, N.Y., February 26, 2008 . . .  The IBM (NYSE: IBM) board of directors today authorized $15 billion in additional funds for use in the company’s stock repurchase program.

This amount is in addition to approximately $0.4 billion remaining at the end of February from a prior authorization.  With this new authorization, IBM will have approximately $15.4 billion for its stock repurchase program.

IBM said it expects to spend up to $12 billion on stock repurchases in 2008.  The company said it may repurchase shares on the open market or in private transactions depending on market conditions, and that it expects to use cash from operations for the repurchases.

Bank cover purchases under the company’s $12.5 billion accelerated share repurchase program, announced in May 2007, will conclude on February 28.

“IBM’s profitable growth and consistently strong cash flow enable the company to continue to return value to our shareholders.  Stock repurchase is not only one of the ways we deliver this value, it is also one of the key elements of IBM’s 2010 roadmap for earnings per share growth,” said Samuel J. Palmisano, IBM chairman, president and chief executive officer.

In January, the company said it expected 2008 full-year earning per share of $8.20 to $8.30.  Today, IBM said the anticipated share repurchase activity could add up to $.05 to 2008 full-year earnings per share.  The company now expects full-year 2008 earnings per share of at least $8.25, or year-to-year growth of 16 percent.  The actual earnings per share impact will depend on the total amount spent, the timing of repurchases and market conditions.

At this time IBM does not anticipate requesting board approval for additional funds for stock repurchases within the next 12 months.

Contact:	IBM
Edward Barbini, 914/499-6565
barbini@us.ibm.com

John Bukovinsky, 732/618-3531
jbuko@us.ibm.com